SHAREHOLDERS' MEETING

ANNUAL SHAREHOLDERS' MEETING

An annual shareholders' meeting was held on October 22, 1998, for Kemper Multi-Market Income Trust. Shareholders were asked to vote on four separate issues: election of members to the Board of Trustees, ratification of Ernst & Young LLP as independent auditors, approval of expansion of borrowing authority, and elimination of investment restrictions and policies related to illiquid and restricted securities. The following are the results for each issue:

1) Election of Trustees

                               For       Withheld
   James E. Atkins          12,267,749   963,639
   Arthur R. Gottschalk     12,339,515   891,874
   Frederick T. Kelsey      12,357,800   873,589
   Thomas W. Littauer       12,276,718   954,670
   Daniel Pierce            12,285,764   945,624
   Fred B. Renwick          12,277,198   954,191
   John B. Tingleff         12,367,702   863,687
   John G. Weithers         12,368,936   862,453

2) Ratification of the selection of Ernst & Young LLP as independent auditors for the fund. This item was approved.

               For                     Against                 Abstain
               12,428,944              460,926                 341,519

3) Approval of the expansion of borrowing authority. This item was approved.

                For                   Against                Abstain
                9,378,195             1,311,739              741,889

4) Elimination of investment restrictions and policies related to illiquid and restricted securities. This item was approved.

                For                   Against                 Abstain
                8,918,824             1,669,858               843,142

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